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                                                                      EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS

                                           Three Months Ended
                                               March 31,
                                   ------------------------------------
                                        1996               1995
                                        ----               ----

Net Income ($000)                       $58,503           $105,007


Weighted Average Common
  Shares Outstanding                 69,108,949         70,036,504


Earnings Per Share                        $0.85              $1.50


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis        69,507,429         70,577,131


Primary Earnings Per Share                $0.84              $1.49


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                      69,542,427         70,696,067


Fully Diluted Earnings Per Share          $0.84              $1.49

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